Exhibit 99.2

Contact: Stacey Yonkus Director, Investor Relations (212) 885-2512 investor@asburyauto.com

Asbury Automotive Announces Offerings of Senior Subordinated Notes and Senior
Subordinated Convertible Notes

NEW YORK, Mar. 12 /PRNewswire-FirstCall/ — Asbury Automotive Group, Inc. (NYSE: ABG) today announced its intention to raise, subject to market and other conditions, approximately $250 million through concurrent offerings of $150 million principal amount of Senior Subordinated Notes due 2017 and $100 million principal amount of Senior Subordinated Convertible Notes due 2012 through private offerings which are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Convertible Notes will be convertible into cash up to the principal amount of the notes and, if applicable, shares of Asbury’s common stock, at a conversion rate to be determined at the time of offering.  In addition, Asbury expects to grant the initial purchasers in the offering of Convertible Notes an option to purchase up to an additional $15 million principal amount of Convertible Notes.

In connection with the offering of Convertible Notes, Asbury plans to enter into convertible note hedge and warrant transactions in respect of its common stock with one or more of the initial purchasers of the Convertible Notes and/or their affiliates. The convertible note hedge transactions are intended to reduce the potential dilution upon future conversion of the Convertible Notes. The counterparties to such transactions have advised Asbury that they or their affiliates expect to enter into various derivative transactions with respect to Asbury’s common stock contemporaneously with or shortly after the pricing of the Convertible Notes.  These activities could have the effect of increasing or preventing a decline in the price of Asbury’s common stock concurrently with or following the pricing of the Convertible Notes.  In addition, following pricing of the Convertible Notes, the counterparties or their affiliates may purchase or sell shares of Asbury’s common stock in secondary market transactions, or enter into or unwind derivative transactions relating to Asbury’s common stock (and are likely to do so during any observation period relating to the conversion of notes), which may adversely affect the value of Asbury’s common stock.

Asbury intends to use the proceeds of the offerings, together with available cash, to repurchase its outstanding $250 million principal amount of 9% senior subordinated notes due 2012 (CUSIP Nos. 043436AB0 and 043436AA2) pursuant to a previously announced cash tender offer which is scheduled to expire on March 23, 2007, and to pay related fees and expenses and the net cost of the convertible note hedge and warrant transactions. Any net proceeds not used for such purposes will be used for general corporate purposes. In addition, concurrently with the offerings

Asbury expects to use available cash to repurchase up to 1.3 million shares of its common stock in privately negotiated transactions.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The Senior Subordinated Notes, the Convertible Notes and the shares of Asbury common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, the risks and uncertainties set forth in the Company’s 2006 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission.  There can be no guarantees the Company’s plans will be successfully implemented or that they will prove to be commercially successful. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

SOURCE Asbury Automotive Group, Inc.